Exhibit 99.1

For investor inquiries, contact:	For media inquiries, contact:
Craig Scott	Norman Iannarelli
Vice President of Capital Markets	HWH Public Relations/New Media
Cano Petroleum, Inc.	203.856.3487
800.769.7205	normani@hwhpr.com
craig@canopetro.com

CANO PETROLEUM ANNOUNCES THIRD QUARTER 2006 RESULTS

FORT WORTH, Texas. May 15, 2006—Cano Petroleum, Inc. (Amex:CFW) today announced its financial results for the third quarter ended March 31, 2006. Following are selected financial highlights from the Company’s 10-QSB:

Third Quarter Results

For the three months ended March 31, 2006, Cano reported a net loss of $1.131 million, or $.05 per diluted share, on revenues of $5.423 million. The net loss included a loss on derivative hedging instruments of $1.275 million. For the three months ended March 31, 2005, Cano recorded a net loss of $775 thousand, or $.07 per diluted share, on revenues of $1.462 million.

For the three months ended March 31, 2006, Cano’s sales were 57 MBbls of oil and 229 MMcf of natural gas, or 96 MBOE, a 210% increase when compared to the quarter ended March 31, 2005. During the current reporting period, the average prices the Company received for its oil and natural gas were $61.95 per barrel and $8.08 per Mcf, or $56.49 per BOE. For the same period ending March 31, 2005, oil sales were 24 MBbls at an average price of $49.39 per barrel and natural gas sales were 41 MMcf at an average price of $5.60 per Mcf, or 31 MBOE at an average price of $47.16 per BOE.

Operating revenue for the three-month period ended March 31, 2006, was $5.423 million, up 71% compared to $3.163 million for the prior three-month period ended December 31, 2005. Operating income for the three-month period ended March 31, 2005, was $368 thousand, compared to an operating loss of $407 thousand for the previous quarter. The increase was primarily related to increased production volumes due to receiving three full months of production from the Panhandle acquisition and increased oil and gas prices.

Nine months Results

For the nine months ended March 31, 2006, Cano reported a net loss of $3.076 million, or $.14 per diluted share. Included in the net loss was $497 thousand of operating loss, as well as the loss on hedging contracts of $2.910 million. For the nine months ended March 31, 2005, Cano recorded a net loss of $2.150 million, or $.24 per diluted share, which included $2.160 million of operating loss.

For the nine months ended March 31, 2006, Cano’s sales were 120 MBbls of oil and 394 MMcf of natural gas, or 186 MBOE, a 121% increase when compared to the nine months ended March 31, 2005. During the current nine month reporting period, the average prices the Company received for its oil and natural gas were $60.69 per barrel and $8.14 per Mcf, or $56.62 per BOE. For the same period ending March 31, 2005, oil sales were 62 MBbls at an average price of $47.78 per barrel and natural gas sales were 133 MMcf at an average price of $5.94 per Mcf, or 84 MBOE at an average price of $45.00 per BOE.

Operating revenue for the nine-month period ended March 31, 2006, was $10.532 million, up 179% compared to $3.780 million for the nine-month period ended March 31, 2005. The increase was primarily related to increased production volumes due to the Panhandle acquisition and increased oil and gas prices.

Balance Sheet Review

At March 31, 2006, current assets were $5.033 million, which included $1.319 million of cash. Current liabilities were $1.548 million and long-term debt was $42.750 million. The Company’s credit facilities as of March 31, 2006 had $2 million available. As of March 31, 2006, the Company’s net capitalized costs associated with its oil and gas properties and other equipment were $106.487 million. Its stockholders’ equity was $39.482 million.

Hedging Activities

Pursuant to Cano’s senior and subordinated credit agreements, the Company was required to enter into financial contracts in second quarter of Fiscal 2006 to hedge its exposure to commodity price risk associated with expected oil and gas production. For calendar years 2006, 2007, and 2008, the hedged production amounts, as expressed in barrels of oil equivalent per day, are 832, 781, and 735, respectively. Cano entered into financial contracts to set the following price floors for calendar years 2006 through 2008:

•                  Crude oil production of $60/barrel for 2006, and $55/barrel for 2007 and 2008.

•                  Natural gas production of $8.50/mcf, $8.00/mcf, and $7.50/mcf for 2006, 2007, and 2008, respectively.

The Company has no derivative hedging contracts that set a price ceiling. Therefore, it is entitled to 100% of its revenue receipts and, if crude oil and natural gas NYMEX prices are lower than the price floor, it will be reimbursed for the difference between the NYMEX price and floor price.

During the three- and nine-month periods ended March 31, 2006, there were settlements under our derivative agreements due to Cano amounting to $140,996, which is included in our Consolidated Statements of Operations under “Crude Oil and natural gas sales.”  The settlements were cumulative monthly payments due to Cano since the NYMEX gas price was lower than the $8.50 “floor gas price.”  The cash flows relating to the derivative instruments are reflected in operating activities on our statements of cash flow.

Management Comments

Jeff Johnson, Cano’s Chairman and CEO, stated, “We are very pleased with the company’s progress over the last quarter. We turned a significant corner during the quarter, producing net operating income for the first time. We anticipate that this trend will continue, barring a substantial decrease in commodity prices.”

FINANCIAL STATEMENTS AND SCHEDULES FOLLOW

CANO PETROLEUM CORPORATION

Operating Revenue Summary

Three- and nine months Ended March 31, 2006 and 2005

(unaudited)

	Quarter ended			Nine months ended
	March 31,		Increase	March 31,		Increase
	2006	2005	(Decrease)	2006	2005	(Decrease)
Operating Revenues	$5,422,987	$1,461,885	$3,961,102	$10,532,227	$3,780,437	$6,751,790

Sales
- Oil (MBbls)	57	24	33	120	62	58
- Gas (MMcf)	229	41	188	394	133	261
- Total (MBOE)	96	31	65	186	84	103

Average Price
- Oil ($/ Bbl)	$61.95	$49.39	$12.56	$60.69	$47.78	$12.91
- Gas ($/ Mcf)	$8.08	$5.60	$2.48	$8.14	$5.94	$2.20

See 10-QSB and accompanying notes to these unaudited financials

CANO PETROLEUM CORPORATION

Consolidated Balance Sheet – March 31, 2006

(unaudited)

ASSETS
Current assets
Cash and cash equivalents	$1,319,253
Accounts receivable	2,154,435
Derivative assets	980,589
Other current assets	579,156
Total current assets	5,033,433

Oil and gas properties, successful efforts method	107,849,380
Less accumulated depletion and depreciation	(1,361,955)
Net oil and gas properties	106,487,425

Fixed assets and other, net	4,610,888
Derivative assets	1,426,684
Goodwill	785,796
TOTAL ASSETS	$118,344,226

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$877,089
Oil and gas payable	304,482
Accrued liabilities	274,090
Taxes payable	73,265
Current portion of asset retirement obligations	19,442
Total current liabilities	1,548,368
Long-term liabilities
Long-term debt	42,750,000
Asset retirement obligations	1,566,261
Deferred tax liability	32,998,000
Total liabilities	78,862,629

Commitments and contingencies (Note 12)
Stockholders’ equity
Common stock, par value $.0001 per share; 50,000,000 authorized; 26,847,941 issued and 26,832,158 outstanding; including 2,659,975 shares held in escrow	2,685
Additional paid-in capital	52,665,502
Accumulated deficit	(13,081,516)
Treasury stock, at cost; 15,783 shares held in escrow	(7,102)
Deferred compensation	(97,972)
Total stockholders’ equity	39,481,597
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$118,344,226

See 10-QSB and accompanying notes to these unaudited financials

CANO PETROLEUM CORPORATION

Consolidated Statements of Operations

Three- and nine months Ended March 31, 2006 and 2005

(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2006	2005	2006	2005
Operating Revenues:
Crude oil and natural gas sales	$5,422,987	$1,461,885	$10,532,227	$3,780,437

Operating Expenses:
Lease operating expenses	2,065,739	819,093	4,059,837	1,815,837
Production taxes	379,990	92,710	701,482	241,809
General and administrative	1,800,564	729,989	4,690,232	2,121,967
Deferred compensation expense	146,961	431,439	443,547	1,341,285
Accretion of asset retirement obligations	30,282	5,584	75,656	16,444
Depletion and depreciation	631,340	159,823	1,058,198	403,538
Total operating expenses	5,054,876	2,238,638	11,028,952	5,940,880

Income (Loss) from operations	368,111	(776,753)	(496,725)	(2,160,443)

Other income (expenses):
Unrealized loss on hedge contracts	(1,274,900)	—	(2,910,437)	—
Interest expense	(928,645)	(370)	(1,260,690)	(752)
Interest income and deductions, net	27,406	1,841	122,331	11,288
Total other income (expenses)	(2,176,139)	1,471	(4,048,796)	10,536

Loss before income tax benefit	(1,808,028)	(775,282)	(4,545,521)	(2,149,907)

Deferred income tax benefit	677,000	—	1,470,000	—

Net loss	(1,131,028)	(775,282)	(3,075,521)	(2,149,907)

Preferred stock discount	—	—	—	416,534

Loss applicable to common stock	$(1,131,028)	$(775,282)	$(3,075,521)	$(2,566,441)

Net loss per share - basic and diluted	$(0.05)	$(0.07)	$(0.14)	$(0.24)

Weighted average common shares outstanding
Basic and diluted	24,187,966	11,204,155	21,740,759	10,722,854

See 10-SBQ and accompanying notes to these unaudited financials

ABOUT CANO PETROLEUM:

Cano Petroleum Inc. is an independent Texas-based energy producer with properties in the mid-continent region of the United States. Led by an experienced management team, Cano’s primary focus is on increasing domestic production from proven fields using enhanced recovery methods. Cano trades on the American Stock Exchange under the ticker symbol CFW. Additional information is available at www.canopetro.com.

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Cano Petroleum, Inc. to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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